EX-99.CODE ETH

             J.P. MORGAN ATLAS GLOBAL LONG/SHORT EQUITY FUND, L.L.C.
      CODE OF ETHICS FOR PRINCIPAL EXECUTIVES AND SENIOR FINANCIAL OFFICER


I.   COVERED OFFICERS/PURPOSE OF THE CODE

        This Code of Ethics (this "Code") of J. P. Morgan Atlas Global Long/Short Equity Fund, L.L.C. (the "Fund") applies to the Fund's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (including in their capacity as officers of J.P. Morgan Alternative Asset Management, Inc. (the "Investment Manager")), which as of the date of adoption of this Code are the persons named in Exhibit A (the "Covered Officers"), for the purpose of promoting:

        o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

        o   compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

        o the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

        o   accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

        OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position or relationship with the Fund.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and the Investment Manager's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

        Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Investment Manager of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, the Investment Manager, or for both), be involved in establishing policies and implementing decisions that may have different effects on the Investment Manager and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Investment Manager and is consistent with the performance by the Covered Officers of their duties as officers of, or persons performing similar functions with respect to, the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors ("the Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes.

        Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act or the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

        Each Covered Officer must :

        o not use his/her personal influence or personal relationships improperly to influence investment decisions and/or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

        o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

        o complete on an annual basis the Fund's Director and Officer Questionnaire which requests information regarding other business affiliations and relationships.

        In furtherance of the above, below are some examples of conflict of interest situations that should be discussed with the designated compliance officer of the Investment Manager (the "Compliance Officer"). Examples of these include, but are not limited to:

        o serving as a director on the board of any public or private company or not for profit organization;

        o the receipt of any gifts in excess of $100 from any person or company with which the Fund has current or prospective business dealings;

        o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety or other formulation as the Fund may already use in any other code of conduct;

        o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its Investment Manager, principal underwriter, administrator and/or any affiliated person thereof; and

        o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.    DISCLOSURE AND COMPLIANCE

        o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund.

        o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and/or to governmental regulators and self-regulatory organizations.

        o Each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Fund and the Investment Manager with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

        o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     REPORTING AND ACCOUNTABILITY

        Each Covered Officer must:

        o upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board, within a reasonable period of time, that he or she has received, read, and understands this Code;

        o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

        o   not retaliate  against any other Covered Officer and/or any employee
            of  the  Fund  or  affiliated   persons  for  reports  of  potential
            violations that are made in good faith; and

        o notify the Compliance Officer promptly if he or she knows of any violation of this Code.

        Failure to comply with the foregoing is itself a violation of this Code.

        The Compliance Officer is responsible, for applying this Code to specific situations in which questions are presented relating to this Code. The Compliance Officer has the authority to interpret this Code in any particular situation. However, any waivers sought by any Covered Officer will require prior review and approval by the Board (including, to the extent required under applicable law, a majority of the independent directors of the Board).

        The Fund will follow these procedures in investigating and enforcing this Code:

        o the Compliance Officer (or his or her designee) will take all appropriate action to investigate any potential violations reported to him or her;

        o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

        o any matter the Compliance Officer believes to be a violation will be reported by the Compliance Officer to the Board which will consider appropriate action, which may include: review of, and/or appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Manager or its board; and/or a recommendation to dismiss the Covered Officer; and

        o the Board (including, to the extent required under applicable law, a majority of the independent directors of the Board) will be responsible for granting waivers, as appropriate.

V.      OTHER POLICIES AND PROCEDURES

        This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Investment Manager, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and the Investment Manager's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements that may apply to the Covered Officers and others, are not part of this Code, and are not superceded in any way by this Code.

VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent directors. Any amendments to Exhibit A must be disclosed to the Board at the next scheduled meeting of the Board.

VII.    CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone.

VIII.   INTERNAL USE

        This Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


ADOPTED: SEPTEMBER 18, 2003

                                    EXHIBIT A

Persons Covered by this Code of Ethics as of the date of adoption of this Code

Joel Katzman               Principal Executive Officer
Lisa Vicital               Principal Financial Officer
Thomas J Divuolo           Senior Financial Officer